Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The Registrant’s principal subsidiaries are listed below.  In addition, the Registrant has approximately 179 subsidiaries engaged in similar operations that are not required to be listed pursuant to SEC rules.

Name	Location of Formation

Connecticut Storage Fund	California
Diversified Storage Fund	California
PS Co-Investment Partners	California
PS Illinois Trust	Delaware
PS Insurance Company – Hawaii, Ltd.	Hawaii
PS Orangeco, Inc.	California
PS Partners, Ltd.	California
PS Tennessee, L.P.	Tennessee
PS LPT Properties Investors	Maryland
PSA Institutional Partners, L.P.	California
PSAC Development Partners, L.P	California
PSAF Development Partners, L.P	California
Public Storage Institutional Fund	California
Public Storage Institutional Fund III	California
Secure Mini Storage.	Minnesota
Shurgard Michigan, L.P	Delaware
Shurgard Storage Centers LLC	Delaware
STOR-Re Mutual Insurance Corporation	Hawaii
Storage Trust Properties, L.P.	Delaware
SSC Evergreen LLC	Delaware
SSC Property Holdings LLC	Delaware

The Registrant directly or indirectly owns 100% of the subsidiaries listed above except for STOR-Re Mutual Insurance Corporation and Storage Trust Properties, L.P., of which the Registrant owns approximately 91% and 99%, respectively.